Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into on November 17, 2016 (the “Effective Date”), by and between Rubicon Global Holdings, LLC, a Delaware limited liability company (the “Company”), and Phil Rodoni, an individual (“Executive”) (Executive and the Company being the “Parties” to this Agreement).

Whereas, the Parties desire to enter into this Agreement in order to provide for the rights and obligations of the Parties with respect to Executive’s employment with the Company;

Whereas, the Parties desire to enter into this Agreement in order to ensure that Executive is fairly compensated and receives fair market value for Executive’s past, current and future contributions to the Company; and

Whereas, Executive’s acknowledgments, agreements, promises, and representations in this Agreement inure to the benefit of not only the Company but also its Affiliates, successors and assigns;

In consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Employment. Pursuant to the terms and provisions of this Agreement, the Company hereby agrees to continue to employ Executive as its Chief Technology Officer and Executive hereby agrees to continue to be employed by the Company in such capacity. Executive shall report to and serve at the discretion of the Chief Executive Officer or his designee.

2. Compensation.

(a) Base Salary. While employed by the Company (the “Employment Period”), the Company shall pay Executive an annual base salary (“Annual Base Salary”) in the amount of Two Hundred and Ninety Thousand ($290,000) per year, payable in accordance with the Company’s general payroll practices (as in effect from time to time). Executive’s Annual Base Salary for any partial year will be pro-rated based upon the actual number of days Executive was employed in the partial year. The Annual Base Salary shall be adjusted on January 1st of each year by adjusting the Annual Base Salary with at least a fifteen percent (15%) increase subject to annual review.

(b) Annual Performance Bonus Potential. In addition to other discretionary bonuses that the Company’s Board may award to Executive from time to time, Executive shall be eligible to receive an (“Annual Performance Bonus”) in an amount targeted at fifty percent (50%) of Executive’s Annual Base Salary (the “Bonus Target”), based on Company’s and Executive’s individual performance as defined by the (“Key Performance Indicators”) set forth in Section 10(a) of this Agreement. The Annual Performance Bonus shall be based on the Company’s fiscal year from January 1 to December 31 and shall be paid to Executive in a lump sum payment within thirty (30) days of the end of the Company’s fiscal year (i.e., before or after the end of the Company’s fiscal year) and shall be subject to taxes and other withholdings. Executive shall be entitled to receive a prorated portion of the Annual Performance Bonus, for which he is otherwise eligible, if Executive is not employed during the entire fiscal year on which the Annual Performance Bonus is based regardless of the reason for Executive’s termination. Executive does not have to be employed on the date that the Annual Performance Bonus shall be paid in order to be eligible to receive the Annual Performance Bonus.

(c) Special Performance Bonus. Executive shall be eligible to receive a (“Special Performance Bonus”) in the amount equal to:

(i) upon the completion of a Sale Event, One million dollars ($1,000,000.00) of Distributable Cash distributed to the Members of the Company pursuant to Section 9.1 of the Operating Agreement (or pursuant to Section 14.3 of the Operating Agreement in the event of a Sale Event results in the dissolution of the Company) in the event the amount of Distributable Cash exceeds One Billion Two Hundred Million Dollars, or

(ii) upon the completion of an Initial Public Offering, One million dollars ($1,000,000.00) in the event the Fair Market Value exceeds One Billion Two Hundred Million Dollars,

(iii) Executive shall be entitled to receive the Special Performance Bonus regardless of whether he is employed through completion of the sale event or initial public offering, unless Executive is terminated for Cause. The amount of the Special Performance Bonus paid to Executed shall be grossed up for any state, federal and payroll taxes that may be due as a result of the Special Performance Bonus such that the net amount of the Special Performance Bonus after subtracting all applicable taxes shall equal One million dollars ($1,000,000.00).

3. Benefits; Expenses.

(a) During the Employment Period, Executive shall be entitled to participate in all employee benefit plans sponsored by the Company for its executive employees, including, but not limited to, Executive Health Benefits, health and dental insurance, term life insurance in the amount of two (2) million dollars, and disability insurance.

(b) The Company agrees to maintain at least twenty million dollars ($20,000,000.00) of (“Director and Officer (‘D&O’) Liability Insurance”) at all times during Executive’s employment to cover Executive, which shall cover Executive during his employment as well as for any applicable statute of limitations following Executive’s employment with the Company. The Company shall indemnify and hold harmless Executive, and shall directly pay any such cost directly, for any fees or expenses, or other costs which are the responsibility or otherwise charged to Executive with respect to claims made under the D&O Liability Insurance, including, without limitation, deductibles, fees, or any other cost of any type or nature. Additionally, to the extent that the Company does not maintain such coverage during or after Executive’s employment, or if such coverage is insufficient to cover any claim or judgment against the Executive that would have otherwise been covered under the D&O Liability Insurance, the Company shall indemnify and hold harmless Executive from any and all such claims and/or judgements to the fullest extent permissible by law.

(c) The Company will reimburse Executive for all “Reasonable Out-of-Pocket Business Expenses,” as defined in Section 10(a) of this Agreement, incurred by Executive during the Employment Period in the course of performing Executive’s duties and responsibilities under this Agreement. Executive shall be entitled to reimbursement by the Company for airline tickets for all air travel incurred in connection with performing services for the Company. The Executive must file expense reports with respect to such expenses and such expenses (and expense reports therefor) shall comply with the Company’s written policies in effect at the time such expenses are incurred.

(d) Executive’s principal office shall be located in the Atlanta, Georgia greater metropolitan area (“Atlanta”). The Parties acknowledge that Executive’s principal place of residence is located in Atlanta and agree that it is not a requirement of Executive’s position that he reside in Atlanta (or where his principal office is located), and Executive shall not be required to move his principle place of residence to Atlanta (or where his principal office is located). In the event the Board relocates Executive’s principal office to a different location, Executive shall have the sole discretion to decide whether or not to move his principal residence to the different location. If Executive elects to move, Company shall reimburse Executive in the amount of Executive’s actual and reasonable moving expense, as a qualified moving expense reimbursement under Internal Revenue Code Section 132(a)(6) and for any other actual out-of-pocket expenses incurred by Executive in connection with relocating his principal place of residence to the location of Executive’s principal office (“Qualified Moving Expense Reimbursement”).

(e) During the Employment Period, Executive shall be entitled to four (4) weeks of paid vacation during each calendar year and to paid holidays and other paid leave as set forth in the Company’s policies in effect from time to time. The Parties acknowledge Executive’s intensive work and travel schedule and agree that any vacation not used during a calendar year may be carried over to subsequent calendar years, shall not be forfeited, and shall be paid upon termination of employment. The number of paid vacation days in any partial year will be pro-rated based upon the actual number of days Executive was employed in the partial year, shall not be forfeited and shall be paid to Executive upon termination of employment.

4. Executive’s Continued Employment.

(a) Executive in his discretion shall be entitled to continue his employment in his capacity as Chief Technology Officer of the Company following the completion of a Sale Event or Initial Public Offering for twenty four months (“Executive’s Continued Employment Period”) and shall be entitled to be compensated at the same Annual Base Salary in effect at the time of the completion of the Sale Event or Initial Public offering and shall be entitled to the same Annual Performance Bonus, outlined in Section 2(b) above, and all other Benefits and Expense reimbursement outlined in this Agreement. If at any time Executive is asked to resign, resigns for good reason, or is terminated without Cause prior to the completion Executive’s Continued Employment Period, Executive shall also receive payment of his annual base salary already due and owing at the time of Executive’s termination or resignation, Executive shall be entitled to receive his annual base salary for the remainder of Executive’s Continued Employment Period and an amount equivalent to his annual performance bonus at the maximum payout of 50% of his annual base salary. All such payments shall be paid in a lump sum payment to Executive on the Company’s next regular payroll cycle following the termination date. All such payments in this section are in addition to any such payments to which Executive is entitled pursuant to Section 5 below.

5. Termination of Employment.

(a) Termination by Either Party; General Provisions. Executive’s employment by the Company shall terminate (i) immediately upon Executive’s death or Disability, (ii) on a date of termination set forth in a written notice of termination delivered to Executive by the Company’s Board for any reason (whether for Cause or without Cause), or (iii) on a date of termination set forth in a written notice of Executive’s resignation delivered to the Company by Executive (which date shall be no less than 30 days after the Company’s receipt of such written notice, unless waived by the Company in writing) (the date the Employment Period terminates or expires for any reason is the (“Termination Date”). The Company shall pay Executive the following.

(i) Executive’s earned but unpaid Annual Base Salary through the Termination Date shall be paid to Executive on the next regular payroll cycle following the Termination Date, which the parties agree is due and owing to Executive.

(ii) Reimbursable expenses incurred on or prior to the Termination Date shall be paid to Executive within thirty (30) days from the date the expenses are submitted to the Company, which the parties agree is due and owing to Executive.

(iii) Accrued but unused vacation through the Termination Date shall be paid to Executive on the next regular payroll cycle following the Termination Date, which the parties agree is due and owing to Executive.

(iv) Executive’s Annual Performance Bonus or a prorated amount of the Annual Performance Bonus in the event Executive was not employed during the entire fiscal year on which the Annual Performance Bonus is based, which the parties agree is due and owing to Executive. Payment of the Annual Performance Bonus shall be made in a cash lump sum on or before March 15th of the year following the Company’s fiscal year for which the bonus is being paid.

(b) Termination for Cause; or Resignation. If the Company terminates Executive’s employment for Cause, or if Executive terminates his employment with the Company for any reason other than Good Reason, the payments due to Executive shall be limited to the amounts described in Section 5(a).

(c) Termination Without Cause; Resignation for Good Reason. If the Company terminates Executive’s employment without Cause (except as provided in Section 5(f) below), or if Executive terminates his employment for Good Reason, and subject in all events to the last paragraph in this Section 5(c) the Company shall pay to Executive:

(i) In addition to but without duplication of those amounts set forth in Section 5(a), an amount, as a “Special Severance Payment,” equal to Executive’s Annual Base Salary plus Executive’s Bonus Target, multiplied by one and one-half (1.5), which amount shall be payable by the Company in equal installments in accordance with the Company’s normal payroll practices as in effect on the Termination Date over a period of eighteen (18) months commencing on the Termination Date; and

(ii) 100% of Executive’s disability and life insurance, and Executive and his family’s medical and dental premiums and/or COBRA payments over a period of eighteen (18) months commencing on the Termination Date; provided however, the Special Severance Payment and payment of disability, life, medical and dental premiums and/or COBRA payments shall stop immediately upon Executive’s eligibility for group medical, dental, life, and disability insurance coverage following commencement of full-time comparable employment with another employer after the Termination Date (with Executive hereby covenanting to provide the Company immediate notice of such employment and notice of any waiting period and/or the effective date of medical, dental, life, and disability coverage).

(iii) Executive shall be entitled to receive the Special Performance Bonus in Section 2(c) upon the completion of the sale event or initial public offer, unless Executive is terminated for Cause.

(d) Notwithstanding the foregoing, (A) Executive shall not be entitled to receive any payments or benefits pursuant to Section 5(c) and Executive shall forfeit all rights to such payments and benefits unless Executive has executed and delivered to the Company a release in form and substance as attached hereto as Exhibit A or otherwise agreed to by the Company and the Executive (the “Release”), and such Release remains in full force and effect, has not been revoked and is no longer subject to revocation, sixty (60) days after the Termination Date, and (B) Executive shall be entitled to receive such payments only so long as Executive has not breached any of the provisions of the Release or this Agreement.

(e) Termination on Disability, Death. If at any time during the Employment Period, the Executive has a Disability or dies, the Employment Period shall terminate as provided in Section 5(a) and the Company shall continue payment of Executive’s Annual Base Salary during the remainder of the calendar month during which Executive’s death occurs. In the event of a Disability, Executive shall be entitled to the payments as set forth in Section 5(c), provided that Executive remains disabled during the twelve (12) month period following the termination date.

(f) No Other Benefits. Except as otherwise expressly provided in this Agreement or as provided in Company’s employee benefit plans with regard to vested benefits, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company after the Termination Date.

(g) Offset. The Company may offset any bona fide amounts that Executive owes the Company against any amounts it owes Executive hereunder.

6. Restrictive Covenants.

(a) Non-Competition/Non-Solicitation. Executive acknowledges that in the course of the Executive’s service with the Company, which is in the municipal solid waste (“MSW”) business, Executive’s services will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, in further consideration of the Company entering into this Agreement, Executive covenants and agrees that, without limiting any other obligation pursuant to this Agreement, during the Employment Period and for a period of twenty-four (24) months following the Termination Date (the “Restrictive Period”), Executive will not:

(i) provide services to: Rock Tenn Corporation; RiverRoad Waste Solutions, Inc.; SLM Waste and Recycling, Discovery Refuse Management, Inc. (d/b/a DRM Waste Management); Quest Recycling Services LLC; Resource Management Group, Inc.; International Environmental Alliance (IEA); Environmental Waste Solutions, LLC (EWS); Ecova, Inc.; New Market Waste Solutions; Waste Harmonics, LLC; Waste Management, Inc.; Republic Services, Inc.; Advanced Disposal, LLC; Clean, HarborsStericycle, Inc.; Progressive Waste Solutions Ltd.; Waste Connections, Inc.; Recology, Inc.; Rumpke Consolidated Companies, Inc.; Casella Waste Systems, Inc.; Waste Industries USA, Inc.; Waste Pro USA, Inc.; WestRock Company; or any affiliate of or successor to any such entity;

(ii) perform Business in the Territory (other than in the performance of services for the Company);

(iii) perform services for, or own or finance, in any capacity, any Person that engages in the Business within the Territory;

(iv) solicit, or attempt to solicit, directly or by assisting others, any Person who performed services for the Company during the twelve (12) month period prior to the Termination Date to terminate his/her engagement with the Company; or

(v) solicit, or attempt to solicit, directly or by assisting others, any business from any of the Company’s customers with whom Executive had material contact during Executive’s service with the Company for purposes of providing products or services that are competitive with the Business.

(b) Confidential Information. Executive will become familiar with Confidential Information, and Executive acknowledges that the continued success of the Company depends upon the use and protection of Confidential Information. Executive agrees that at all times during Executive’s service with the Company and thereafter, Confidential Information (a) will be kept confidential by Executive, (b) without limiting the foregoing, will not be disclosed by Executive to any person other than Executive’s legal counsel, except with the specific prior written consent of the Company in its discretion, and (c) will be used by Executive solely in the course of, and consistent with, Executive’s performance services for the Company. Executive shall take all reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive agrees to deliver to the Company at the end of Executive’s service with the Company, or at any other time the Company may request, all copies and embodiments, in whatever form or media, of memoranda, notes, plans, records, reports and other documents (and all copies thereof), relating to the business or affairs of the Company (including, without limitation, all Confidential Information) that Executive may then possess or have under his control.

(c) Board of Managers/Board of Advisors. Executive acknowledges that he may have access to, and that there may be disclosed to such Executive, information of a confidential, non-public, proprietary and/or trade secret nature that has great value to the individual members of the Company’s Board or its Board of Advisors or the spouses of such individual members of the Company’s Board or its Board of Advisors because such information is not generally known to business competitors or to the general public (the “Board Confidential Information”). Board Confidential Information does not include information that (i) is in, or has entered, the public domain through no fault of the Executive, or (ii) is required to be disclosed in response to a valid court order or other valid judicial, administrative or regulatory process. During Executive’s service with the Company, and thereafter in perpetuity, and without in any way limiting the provisions of Section 6(b) above, Executive will hold Board Confidential Information in confidence and will not use or disclose Board Confidential Information to anyone other than Executive’s legal counsel or as may be necessary in the performance of Executive’s duties pursuant to this Agreement and as may be consistent with the purpose for which such Board Confidential Information was disclosed to Executive.

(d) Property. All files, records, memoranda, notes, or other documents relating to the business of the Company, whether prepared by Executive or otherwise coming into his possession, and whether constituting Confidential Information, Board Confidential Information, or otherwise, in any and all forms and media, including, without limitation, all letters, memoranda, reports, notes, notebooks, books of account, data, drawings, prints, plans, specifications, and all other documents or writings, including those documents or writings on electronic data storage devices, and all copies thereof containing or relating to such information, shall be immediately delivered to the Company and not retained by Executive upon the termination of Executive’s service with the Company, or upon the Company’s request, and shall at all times be and remain the sole and exclusive property of the Company.

(e) Intellectual Property. With respect to Intellectual Property made or conceived by Executive for use in the waste and recycling industry, whether or not during the hours of his service with the Company or with the use or assistance of Company’s Facilities, Materials, or Personnel, either solely or jointly with others during the Employment Period, without royalty or any other consideration to the Executive therefor:

(i) Executive shall inform the Company promptly and fully of all such Intellectual Property by written reports, setting forth in detail the procedures employed and the results achieved. Executive shall submit a report promptly after completion of any studies or research projects, whether or not in Executive’s opinion a given project has resulted in any Invention;

(ii) Executive hereby assigns and agrees to assign to the Company all of his right to and title and interest in all Intellectual Property, including Inventions, and to applications for United States and foreign letters patent and United States and foreign letters patent granted upon such Inventions and to all copyrightable material related thereto;

(iii) Executive agrees for himself and his heirs, personal representatives, successors, and assigns, upon request of the Company, at all times to do such acts, such as giving testimony in support of the Executive’s inventorship, and to execute and deliver promptly to the Company such papers, instruments, and documents, without expense to him, as from time to time may be necessary or useful in the Company’s opinion to apply for, secure, maintain, reissue, extend, or defend the Company’s worldwide rights in the Intellectual Property or in any or all U.S. letters patent and in any and all letters patent in any country foreign to the United States, so as to secure to the Company the full benefits of the Inventions or discoveries and otherwise to carry into full force and effect the text and the intent of the assignment set out in Section 6(e)(ii) above; and

(iv) Executive warrants and represents to the Company that he is not subject to any agreement or policy inconsistent with the Agreement regarding Intellectual Property set forth herein. Executive agrees not to conduct any research or other work subject to this Agreement other than at the Company’s Facilities.

(f) Shop Right. Notwithstanding any provision of this Agreement creating greater rights, the Company shall have the royalty-free right to use in its business, and to make, have made, use, sell, and import products, processes, and services derived from any inventions, discoveries, concepts, and ideas, whether or not patentable, including but not limited to processes, methods, formulae, techniques, as well as improvements thereof and know-how related thereto, as well as trade secrets, trademarks, trade dress and copyrights that are not Intellectual Property as defined herein, but that are made or conceived by Executive during his service with the Company or with the use or assistance of the Company’s Facilities, Materials, or Personnel to the extent they are applicable to the waste and recycling industry.

(g) Ownership; Goodwill. Executive acknowledges and agrees that the Company’s business and services are highly specialized; that the Confidential Information is not generally known and is secret; that the Company has provided and will provide such Executive with access to information about the Company’s counterparties, vendors, sales partners, clients, actual and potential developments, business lines or acquisitions, which is Confidential Information; and that the value of this Confidential Information cannot adequately be compensated by damages in an action at law; that the Company has earned goodwill with its counterparties, vendors, sales partners and clients; that the Company has provided and will continue to provide Executive with the Company’s goodwill for use in developing relationships for the Company; that Executive could not develop these relationships without using the Company’s goodwill; that this goodwill is valuable; that the Company is the owner of the goodwill; and that the value of this goodwill cannot adequately be compensated by damages in an action at law.

(h) Insperity Employment Agreement and 2014 Agreement. Reserved.

(i) Blue-Pencil; Modification. If, at the time of enforcement of this Section 6, a court shall hold that the duration, scope or territory restrictions are unreasonable under circumstances then existing, then the parties agree that the maximum duration, scope or territory reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions to cover the maximum duration, scope and territory permitted by law.

7. Enforcement; Additional Acknowledgements. Because Executive’s services are unique and because Executive has access to Confidential Information (and taking into consideration the acknowledgements set forth in Section 6), the Parties hereto agree that, in the event of a breach by Executive of any of the provisions of Section 6, the Company and its Affiliates would suffer irreparable harm and money damages would be an inadequate remedy therefor, and in addition and supplementary to other rights and remedies, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof.

8. Survival. Certain provisions in this Agreement, in accordance with their terms, shall survive the termination of this Agreement and the Employment Period.

9. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by certified first class mail (postage prepaid and return receipt requested), or sent by overnight courier service (with a tracking number and charges prepaid) to the recipient at the address below indicated:

If to the Company:

Rubicon Global Holdings, LLC
5909 Peachtree Dunwoody Road, Ste. 200
Atlanta, GA 30328
Attn: Michael Heller, Personal & Confidential

If to Executive:

Phil Rodoni
208 Superior Avenue
Decatur, Georgia
30030-1815

or such other address or to the attention of such other persons as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so personally delivered, five (5) days after deposit in the U.S. mail, or the next business day if sent for overnight delivery.

10. General Provisions.

(a) Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

(i) “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where control means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

(ii) “Board” or “Board of Managers” means the Board or Board of Managers of the Company as constituted under the Operating Agreement.

(iii) “Board of Advisors” means the Board of Advisors of the Company as constituted under the Operating Agreement.

(iv) “Business” means MSW activities, products, or services of the type conducted, authorized, offered, or provided by the Company or its Affiliates within one (1) year prior to the Termination Date.

(v) “Cause” means any of the following:

A. Executive is convicted of or pleads guilty or nolo contendere to a felony having a material adverse effect on the Company or its Affiliates;

B. the willful misconduct or gross negligence of Executive in the conduct of his duties that is injurious to the Company or its Affiliates (monetarily or otherwise) following written notice and a thirty (30) day opportunity to cure;

C. Executive willfully fails to abide by reasonable and lawful instructions of Company’s Board, following written notice and a thirty (30) day opportunity to cure;

D. Executive’s violation of the confidentiality restrictions which has a material impact on the operations of the Company, and any violation of the Company’s non-solicit or non-compete restrictions applicable to Executive.

(vi) “Company’s Facilities, Materials, or Personnel” means facilities, materials, or personnel owned, leased, occupied, or controlled by the Company, or any of its successors and assigns, and any of its present or future subsidiaries, or organizations controlled by, controlling, or under common control with the Company, as well as the facilities, materials, or personnel of third parties rented, leased, or otherwise hired by the Company for the conduct of aspects of the business of the Company.

(vii) “Confidential Information” means data and information as defined in O.C.G.A. §§13-8-51(3), in any form or media, including, without limitation, all plans, products, and services, including, without limitation, relating to research, development, inventions, manufacturing, purchasing, accounting, engineering, marketing, merchandising, selling, or financing, of the Company, or any of its successors and assigns, and any of its present or future subsidiaries, or organizations controlled by, controlling, or under common control with the Company, disclosed to or known by the Executive as a consequence of or through his engagement by the Company. Confidential Information does not include information about Executive’s childhood, background, upbringing, life experiences, education, personal, religious, or political opinions or views, his mentors or mentees, his involvement with non-profit organizations, global organizations, thought leaders, educational institutions or forums, environmental organizations, and his personal story about his investment, involvement, vision, growth, development and expansion of the Company.

(viii) “Disability” shall be deemed to have occurred if, as a result of incapacity due to physical or mental illness, Executive is considered disabled under the Company’s long-term disability insurance plans or, in the absence of such plan, Executive has been unable, for a period of six (6) months within any twelve (12) month period, to perform the essential duties of Executive’s position even with reasonable accommodations of such disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by a medical doctor selected by the Company. Executive shall cooperate reasonably and in all material respects with the Company if a question arises as to whether Executive has a Disability (including, without limitation, submitting to an examination by such medical doctor or such other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

(ix) “Good Reason” means (i) reduction in Executive’s Annual Base Salary (other than a reduction applicable to the Company’s executive officers generally), (ii) a material reduction in benefits (other than a reduction applicable to the Company’s executive officers generally), (iii) a reduction or other adverse change of Executive’s position, title, duties or reporting responsibilities (other than in connection with a Sale Event or an Initial Public Offering), or (iv) a breach by the Company of any of the other terms or provisions of this Agreement, and such breach is continuing without cure at the conclusion of a period of thirty (30) days following written notice of the same to the Company.

(x) “Intellectual Property” means trade secrets, trademarks, trade dress, copyrights, inventions, discoveries, concepts, and ideas, whether patentable or not, including but not limited to processes, methods, formulae, software, techniques, as well as improvements thereof or know-how related thereto concerning any present or prospective activities of the Company, or any of its successors and assigns, and any of its present or future subsidiaries, or organizations controlled by, controlling, or under common control with the Company, with which the Executive becomes acquainted as a result of his engagement by the Company, to the extent such Intellectual Property is related to the waste and recycling industry.

(xi) “Invention” means inventions, discoveries, concepts, and ideas, whether patentable or not, including but not limited to processes, methods, formulae, software, techniques, as well as improvements thereof or know-how related thereto concerning any present or prospective activities of the Company, or any of its successors and assigns, and any of its present or future subsidiaries, or organizations controlled by, controlling, or under common control with the Company, with which the Executive becomes acquainted as a result of his engagement by the Company, to the extent such Invention is related to the waste and recycling industry.

(xii) “Key Performance Indicators” means that criteria established between Executive and the CEO of the Company from time to time.

(xiii) “Operating Agreement” means that certain Fourth Amended and Restated Operating Agreement of Rubicon Global Holdings, LLC, dated September 2, 2015, as amended, and as may be further amended from time to time and at any time.

(xiv) “Person” means an individual, a company, a corporation, an association, a partnership, a joint venture, a limited liability company or partnership, an unincorporated trade or business enterprise, a trust, an estate, or a government (national, regional or local) or an agency, instrumentality or official thereof.

(xv) “Reasonable Out-of-Pocket Business Expenses” means in addition to those business and travel expenses allowed by Company policy, all reasonable food, hotel, parking, and incidental expenses incurred by Executive when Executive is working in Atlanta because Executive does not maintain a residence in Atlanta due to Executive’s extensive Company travel schedule; and travel expenses incurred by Executive to/from his residence, if he has relocated, eight (8) times per year.

(xvi) “Territory” means North America.

(b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The Parties agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of this Agreement shall have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases from any such term or provision, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(c) Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding between the Parties and supersedes and preempts any prior understandings or agreements by or between the Parties, written or oral (including, those based on prior conduct), regarding the subject matter of this Agreement.

(d) Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile and electronic transmission in portable document format (pdf) or other electronic transmission), each of which is deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e) Affiliates, Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company and its affiliates, successors and assigns, including and may be assigned by the Company or its successors or assigns without the consent of Executive (without causing a termination of Executive’s employment). The Company’s Board of Managers and Board of Advisors are third-party beneficiaries of and have the right to enforce the terms and provisions of Section 6(c) of this Agreement. The Parties intend this Agreement to be enforceable and to survive a Sale Event or Initial Public Offering.

(f) Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to the choice of law provisions thereof. The trade secrets and confidential information protected by this agreement shall be subject to protection and seal to the full extent contemplated by the laws of the State of Georgia.

(g) Jurisdiction. With respect to any suit, action, or other proceeding arising from or relating to this agreement, the Company and Executive hereby irrevocably agree to the exclusive personal jurisdiction and venue in federal court or the state courts within Fulton County, Georgia.

(h) Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties to enter into this agreement (after having the opportunity to consult with counsel), each party expressly waives, to the maximum extent allowed by applicable law, the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this agreement or the matters contemplated hereby.

(i) Arbitration. Except for claims seeking injunctive or other provisional relief to avoid irreparable damage, any dispute, controversy or claim arising under or relating to this Agreement or any breach or threatened breach hereof (an “Arbitrable Dispute”) shall be resolved exclusively by final and binding arbitration in the State of Georgia administered by the American Arbitration Association pursuant to its Commercial Arbitration Rules.

(i) Any Party may demand that any Arbitrable Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the other Party in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

(ii) Except as otherwise provided herein, the Arbitrators shall award the prevailing party in any Arbitrable Dispute (i) reimbursement of such prevailing party’s reasonable pre-award expenses of the arbitration, including travel expenses, out-of-pocket expenses, witness fees, and reasonable attorney’s fees and expenses; and (ii) any fees and expenses of the Arbitrators.

INITIALS TO THIS ARBITRATION PROVISION:

Initials of Executive:      PR

Initials of Company’s Representative:      NRM

(j) Construction. The Parties agree that all Parties participated in the preparation and negotiation of this Agreement and that no provision in this Agreement shall be construed against any Party as the drafter thereof.

(k) Executive’s Cooperation. During the Employment Period and thereafter, Executive shall reasonably cooperate with the Company, at the Company’s sole expense, in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company or any Affiliate (including, without limitation, Executive being available during normal business hours to the Company or its Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments), provided that after the Employment Period, such activities shall be subject to the payment by the Company of reasonable compensation for the time and services of the Executive as well as reimbursement of reasonable travel and related expenses.

(1) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Parties, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement, including, without limitation, the Company’s right to terminate the employment of Executive for Cause, shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

11. Compliance with Code Section 409A. The provisions of this Section 11 shall apply solely to the extent that a payment under this Agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(a) General Suspension of Payments. If the Executive is a “specified employee,” as such term is defined within the meaning of Section 409A of the Code, any payments or benefits payable or provided as a result of the Executive’s termination of employment (to the extent such payments or benefits are subject to and not exempt from Section 409A of the Code) that would otherwise be paid or provided prior to the first day of the seventh (7th) month following such termination (other than due to death) shall instead be paid or provided on the earlier of (i) the date that is six (6) months and one (1) day following the Executive’s termination, (ii) the date of the Executive’s death, or (iii) any date that otherwise complies with Section 409A of the Code. In the event that Executive is entitled to receive payments during the suspension period provided under this Section, the Executive shall receive the accumulated benefits that would have been paid or provided under this Agreement within the suspension period on the earliest day that would be permitted under Section 409A of the Code. In the event of any delay in payment under this provision, the deferred amount shall bear interest at the prime rate (as stated in the Wall Street Journal) in effect on his termination date until paid.

(b) Reimbursement Payments. The following rules shall apply to payments of any amounts under this Agreement that are treated as “reimbursement payments” under Section 409A of the Code: (i) except for an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, the amount of expenses eligible for reimbursement in one calendar year shall not affect the available reimbursements for any other calendar year; (ii) the Executive shall file a claim for all reimbursement payments not later than thirty (30) days following the end of the calendar year during which the expenses were incurred, (iii) the Company shall make such reimbursement payments within thirty (30) days following the date the Executive delivers written notice of the expenses to the Company; and (iv) the Executive’s right to such reimbursement payments shall not be subject to liquidation or exchange for any other payment or benefit. This Section 10(b) is intended to satisfy the requirements for a fixed payment schedule in Treasury Regulation Section 1.409A-3(i)(1)(iv), and shall be administered accordingly.

(c) Separation from Service. For purposes of this Agreement, any reference to “termination” of the Executive’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code and no portion of the Severance Payments shall be paid to the Executive prior to the date he incurs a separation from service under Section 409A(a)(2)(A)(i) of the Code.

(d) Installment Payments. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), all payments made under this Agreement (whether severance payments or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment.

(e) General. Notwithstanding anything to the contrary in this Agreement, it is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. The commencement of payment or provision of any payment or benefit under this Agreement shall be deferred or not be deferred (as the case may be) to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or the Executive.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal on the date first written above.

COMPANY:

Rubicon Global Holdings, LLC

By:	/s/ Nathaniel R. Morris	(SEAL)
Name:	Nathaniel R. Morris
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Phil Rodoni		(SEAL)
Phil Rodoni

EXHIBIT A to Employment Agreement

Form of Release

(See Attached)

RELEASE AGREEMENT

This Release Agreement (hereinafter the “Agreement”) is made and entered into by and between Rubicon Global Holdings, LLC, a Delaware limited liability company (the “Company”), and ___________________ (“Employee”), on the date fully executed by the Company and Executive below. This Agreement is entered into pursuant that certain Employment Agreement, dated ___, 2016, between Company and Executive (the “Employment Agreement”).

W I T N E S S E T H:

WHEREAS, Employee’s employment with the Company has ended as of the Separation Date (as defined below in Paragraph 1); and

WHEREAS, Employee and the Company desire to resolve any and all matters arising from Employee’s employment and/or separation on mutually satisfactory terms as set forth herein;

NOW, THEREFORE, in consideration of the terms and mutual promises set forth herein, the parties agree as follows:

1. Separation Date. Executive’s employment will end effective _______________ (the “Separation Date”).

2. Separation Payment. In consideration of the covenants and agreements by Employee as described in this Agreement, including, without limitation, the covenants set forth in Paragraphs 4, 5, 6, and 7 and the releases as set forth in Paragraph 3, the Company agrees to make payment to the Employee as provided in the Employment Agreement. Employee acknowledges and agrees that Employee would not receive such payment except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein. Employee further acknowledges and agrees that Employee has received payment in full for all of the compensation, wages, benefits and/or payments of any kind otherwise due from the Company, including, but not limited to compensation, bonuses, commissions, lost wages, expense reimbursements, payments to benefit plans, unused, accrued vacation, leave, and personal time, severance, sick pay or any other payment or benefit under a Company plan, program, policy, practice or promise. The payments described in this Paragraph are expressly contingent upon the Employee’s full compliance with the terms of this Agreement and the Employment Agreement. Should Employee fail to fully comply with the terms of this Agreement or the Employment Agreement, Employee shall forfeit rights to any of the payments described in this Paragraph, and Employee shall immediately return to the Company any payments already made pursuant to this Paragraph.

3. Release of Claims. In consideration of the promises and payments set forth herein, and as a material inducement for the parties to enter into this Agreement, the parties state as follows:

(a) Employee hereby unconditionally releases, acquits, and forever discharges the Company and its subsidiaries, affiliates, estates, divisions, successors, insurers and assigns, attorneys and all of their owners, stockholders, general or limited partners, agents, directors, managers, officers, trustees, representatives, employees, the subrogees of all of the above, and all successors and assigns thereof (collectively, the “Releasees”), from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses) of any nature whatsoever, known or unknown, which Employee now has, had, or may hereafter claim to have had against the Releasees and/or any of them by reason of any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to and including the Effective Date of this Agreement; provided, however, that the foregoing Release is not intended to and shall not release (i) any claims Employee may have to indemnification pursuant to the Company’s Certificate of Formation, Operating Agreement or the Delaware Limited Liability Company Act, (ii) any rights Employee may have pursuant to any policies of insurance maintained by the Company, (iii) any rights Employee may continue to have pursuant to any Incentive Unit Grant Agreement to which Employee is a party, the Rubicon Global Holdings, LLC Profits Participation Plan or the Third Amended and Restated Operating Agreement of the Company, as amended, to the extent Employee continues to be a member of the Company following the Separation Date, or (iv) any benefit plans maintained by the Company.

(b) This Release includes a knowing and voluntary waiver and release of any and all claims including, but not limited to, claims for nonpayment of wages, overtime or bonuses or other claims pursuant to the Fair Labor Standards Act, breach of contract, fraud, loss of consortium, emotional distress, personal injury, injury to reputation, injury to property, intentional torts, negligence, wrongful termination, constructive discharge, retaliation, discrimination, harassment, non-payment of equity in the Company, and any and all claims for recovery of lost wages or back pay, fringe benefits, pension benefits, liquidated damages, front pay, compensatory and/or punitive damages, attorneys’ fees, injunctive or equitable relief, or any other form of relief under any federal, state, or local constitution, statute, law, rule, regulation, judicial doctrine, contract, or common law. Employee specifically agrees that Employee has been paid all overtime, bonuses, wages or other monies due to Employee as of the date of this Agreement. Specifically included, without limitation, in this waiver and release is a knowing and voluntary waiver and release of all claims of employment discrimination, including but not limited to disability discrimination, harassment, retaliation or any other claims under the Americans With Disabilities Act; any claims under the Americans With Disabilities Act Amendments Act of 2008; any claims under Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991; any claims under the Age Discrimination in Employment Act; any claims under the National Labor Relations Act; any claims under the Fair Labor Standards Act; any claims under the Family and Medical Leave Act; any claims under the Occupational Safety and Health Act; any claims under the Employee Retirement Income Security Act of 1974; any claims under The Lilly Ledbetter Fair Pay Act of 2009; any and all federal or state laws pertaining to employment or employment benefits, based on any federal, state, or local constitution, statute, law, rule, regulation, judicial doctrine, contract, or common law, or other theory arising out of any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to and including the Effective Date of this Agreement.

(c) Employee expressly acknowledges that this Agreement may be pled as a complete defense and may bar any and all claims, known or unknown, against any or all the Releasees based on any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to and including the Effective Date of this Agreement.

(d) Employee acknowledges that this general release extends also to claims that Employee does not know or suspect to exist in Employee’s favor at the time of executing this Agreement which, if known by Employee, might have materially affected Employee’s decision to execute this Agreement. Employee hereby knowingly and voluntarily waives and relinquishes all rights and benefits which Employee may have under applicable law with respect to such general release provisions.

4. Release of Claims under the Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefit Protection Act (“OWBPA”). EMPLOYEE UNDERSTANDS THAT HE MAY TAKE UP TO FORTY-FIVE (45) DAYS TO CONSIDER WHETHER OR NOT HE DESIRES TO ENTER INTO THIS AGREEMENT. Employee understands that the consideration he receives for this Agreement is in addition to that to which he was already entitled. Employee represents and warrants that he was not coerced, threatened or otherwise forced to sign this Agreement, and that his signature appearing hereinafter is genuine. Employee further represents and acknowledges that, in executing this Agreement, he does not rely and has not relied upon any representation or statement made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement, other than the written representations contained herein. Employee is advised to seek his own counsel regarding executing this Agreement. Employee understands that he may revoke this Agreement by notifying _________________, counsel for the Company, at the address of _________________________, in writing of such revocation within seven (7) days of his execution and delivery of this Agreement to the Company by delivery to [counsel for the Company] and that this Agreement is not enforceable until the expiration of such seven (7) day period. Employee understands that upon the expiration of such seven (7) day period, this Agreement will be binding upon him and his heirs, administrators, representatives, executors, successors and assigns and will be irrevocable. Employee understands that by signing this Agreement, he is giving up rights that he may have under the ADEA and the OWBPA as of the Effective Date of this Agreement as defined below and that he does not have to sign this Agreement.

5. Confidentiality of Agreement. In consideration of the payment, promises, and other consideration described in this Agreement, and as a significant material inducement for the Company to enter into this Agreement:

(a) Employee hereby represents and warrants as of the date Employee executes this Agreement that Employee has not discussed or disclosed the terms or conditions of this Agreement with any person or entity, other than Employee’s attorneys.

(b) Employee warrants, covenants, and agrees that, from the Separation Date and after, Employee will keep confidential and will not disclose to any other persons or entities the terms or conditions of this Agreement, except as specifically provided herein. Employee will not provide any information as to the terms or conditions of this Agreement to anyone, including but not limited to Employee’s former co-workers at the Company or to anyone communicating with Employee’s former co-workers at the Company, except as set forth expressly herein.

(c) Employee may disclose the terms of this Agreement only to: (i) Employee’s attorneys and spouse; (ii) licensed, professional accountants to whom disclosure is reasonably necessary for the preparation of tax returns and/or the obtaining of tax advice; (iii) as ordered by a court of competent jurisdiction or as otherwise required by law; or (iv) within proceedings before a court of competent jurisdiction in an action brought in good faith to enforce the provisions of this Agreement; provided that Employee will exercise Employee’s commercially reasonable best efforts to cause persons to whom such permitted disclosure is made to keep confidential and not disclose the terms of this Agreement.

(d) Non-Disparagement and Non-Interference. For and in consideration of the payments, promises, and other consideration described in this Agreement, and as a significant material inducement for the Company and Employee to enter into this Agreement, Employee and Company each covenant and agree not to make any negative statements or to take any action which disparages or criticizes the Company, including its officers, management, employees, suppliers, products and services. Employee understands and agrees that this restriction prohibits Employee from making disparaging or defamatory remarks toward or complaints about the Company, its officers, board, board of advisors, management, employees, suppliers, or products in their capacities as such (I) to any member of the general public, including, but not limited to, any customer or vendor of the Company; or (2) to any current or former officer, manager or employee of any of the Company; or (3) to any member of the press or other media. If Employee receives a subpoena or other legal document concerning Employee’s employment with the Company, Employee agrees to notify___________________, within ten (10) business days of receipt of the legal document requiring Employee to provide this information. Even if Employee is subject to a subpoena, Employee agrees to state that the terms of this Agreement are confidential and further agrees not to discuss the contents of this Agreement unless ordered to do so by a court of competent jurisdiction.

6. Return to Company. Employee warrants, represents, covenants, and agrees that as of the Effective Date, Employee has returned to the Company all Company documents, records, property, and information, in any form, including, but not limited to, Company files, electronic messages, notes, drawings, records, business plans and forecasts, financial information, specifications, business planning or strategy information, information about the Company’s employees, customer identity information, tangible property including, but not limited to, computers, intellectual property, credit cards, key fobs, mobile telephones, entry cards, identification badges and keys; and any materials of any kind which contain or embody trade secrets or other confidential information of the Company (and all embodiments, copies, or extracts thereof), which Employee has acquired or possessed during Employee’s employment. Employee also warrants, represents, covenants, and agrees that Employee has not made or retained and shall not make or retain any embodiment, copy, or extract thereof.

7. Waiver of Employment. For and in consideration of the payments, promises, and other consideration described in this Agreement, and as a further material inducement for the parties to enter into this Agreement, Employee warrants, covenants, and agrees that Employee will not knowingly apply for, seek, or accept employment or any contractual relationship with the Company at any time in the future. Employee acknowledges that this Agreement will constitute a complete and final reason for any subsequent denial of employment or any contractual relationship, and that this Agreement may be offered as a complete defense to any lawsuit, charge, claim, or cause of action for such denial.

8. Tax Consequences. Employee shall be responsible for any tax consequences of any payment made pursuant to this Agreement. Employee shall indemnify the Company and hold it harmless for any tax liability (including any penalties and/or attorneys’ fees) incurred as a result of any payment described herein. Employee acknowledges and agrees that the Company is not undertaking to advise Employee with respect to any tax consequences of this Agreement, and that Employee is solely responsible for determining those consequences and satisfying all applicable tax obligations resulting from any payment described herein.

9. No Assignment. Employee represents and warrants that Employee has not assigned to any other person, and that no other person is entitled to assert on Employee’s behalf, any claim against any of the Releasees based on matters released in this Agreement. Employee shall indemnify and hold the Company harmless from and against any liability, costs, or expenses (including any penalties and/or attorneys’ fees) incurred in the defense or as a result of any such claims or the breach of the representation and warranty made by Employee in this Paragraph.

10. Waiver of Breach. The failure of the Company at any time to require performance of any provision of this Agreement shall in no way affect its right thereafter to enforce the same, nor shall the waiver by the Company of any breach of any provision of this Agreement be taken or held to be a waiver of any succeeding breach of any provision, or as a waiver of the provision itself.

11. Binding Agreement. This Agreement is a contract between Employee and the Company and not merely a recital. Should either party breach any term of this Agreement, the party in breach will be liable to the other party for reasonable attorney’s fees and costs incurred in attempting to enforce the terms of the Agreement.

12. Modification. No change or modification to this Agreement shall be valid or binding unless the same is in writing and signed by the parties hereto.

13. Severability. The terms, conditions, covenants, restrictions, and other provisions contained in this Agreement are separate, severable, and divisible. If any term, provision, covenant, restriction, or condition of this Agreement or part thereof, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void, the remainder of this Agreement and such term, provision, covenant, or condition shall remain in full force and effect to the greatest extent permissible by law, and any such invalid, unenforceable, or void term, provision, covenant, or condition shall be deemed, without further action on the part of the parties hereto, modified, amended, limited, or deleted to the extent necessary to render the same and the remainder of this Agreement valid, enforceable, and lawful.

14. Complete Agreement. This Agreement supersedes all previous or contemporaneous agreements, whether oral or written, between and among the parties hereto, if any, with respect to the subject matter referred to herein. Employee affirms that the only consideration for executing this Agreement is the payments, promises, and other consideration expressly contained or described herein. Employee further represents and acknowledges that, in executing this Agreement, Employee does not rely and has not relied upon any promise, inducement, representation, or statement by the Company or any of the Releasees or their respective agents, representatives, or attorneys about the subject matter, meaning, or effect of this Agreement that is not stated in this document. For avoidance of doubt, all provisions in the Employment Agreement which by their terms survive the termination of employment shall survive as provided in the Employment Agreement.

15. Construction. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16. Governing Law. This Agreement shall be governed, construed, and interpreted under and in accordance with the laws of the State of Georgia, without regard to any conflict of laws principles that would direct the application of another jurisdiction’s laws.

17. Acknowledgments. Employee acknowledges and represents that the waiver and release of claims in this Agreement are knowing and voluntary and are given only in exchange for new consideration that is in addition to anything of value to which Employee already is entitled absent this Agreement. Employee acknowledges that the language of this Agreement is understandable to Employee and is understood by Employee, and that Employee has been given a reasonable period within which to consider the Agreement before executing it. Employee further acknowledges that Employee has been and is hereby advised to consult, and has in fact consulted or had a reasonable opportunity to consult, an attorney of Employee’s choosing before executing the Agreement, and that Employee has obtained all advice and counsel Employee needs to understand all terms and conditions of this Agreement.

18. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company:	Rubicon Global Holdings, LLC

[address]
Attn: _________________________, its_________________________
Chief Risk Officer

With a mandatory copy sent to:

[Name and address]

To the Employee:

[address]

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

19. Effective Date. This Agreement shall become effective and enforceable upon the earliest date (the “Effective Date”) on which Employee has executed this Agreement and delivered the fully executed and notarized original to_______________, counsel for the Company, at the address of__________________________, assuming that the terms in Paragraph 4 are satisfied.

20. Execution. This Agreement may be executed in one or more counterparts as originals, all of which constitute one original.

[Signatures on the following page.]

THE UNDERSIGNED HAVE CAREFULLY READ THIS “RELEASE AGREEMENT”; THEY KNOW AND UNDERSTAND ITS CONTENTS; THEY FREELY AND VOLUNTARILY AGREE TO ABIDE BY ITS TERMS; AND THEY HAVE NOT BEEN COERCED INTO SIGNING THIS AGREEMENT.

Date

Sworn to and subscribed before me, This ____ day of ___________, 2_______

Notary Public My commission expires:

Rubicon Global Holdings, LLC

Date	By:
Its:

Sworn to and subscribed before me, This ___ day of _______________, 2____

Notary Public My commission expires:

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (this “Agreement”) is made and entered into on April _20__, 2019 (the “Effective Date”), by and between Rubicon Global Holdings, LLC, a Delaware limited liability company (the “Company”), and Phil Rodoni, an individual (“Executive”) (Executive and the Company being the “Parties” to this Agreement) which amends that certain Employment Agreement entered into between Phil Rodoni and Rubicon Global dated November 17, 2016 (the “Original Employment Agreement”).

Whereas, the Parties desire to enter into this Agreement in order to amend the Original Employment Agreement.

Whereas, the Parties desire to enter into this Agreement in order to ensure that Executive is fairly compensated; and

Whereas, Executive’s acknowledgments, agreements, promises, and representations in this Agreement inure to the benefit of not only the Company but also its Affiliates, successors and assigns;

In consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendments to the Agreement. Notwithstanding any provision in this Agreement to the contrary, the Parties agree Sections 2(c)(i) and (ii) of The Original Employment Agreement are deleted in their entirety and replaced with the following:

(i) Upon the completion of a Sale Event (as defined by the Operating Agreement) under which the purchase price (before any deductions of costs or fees associated with the Sale Event) of the Company equals or exceeds One Billion Two Hundred Million Dollars ($1,200,000,000), Executive shall receive a special performance bonus equal to One Million Dollars ($1,000,000). The Special Performance Bonus shall be payable by the Company within fifteen (15) days from the date the Sale event closes; or

(ii) upon the completion of an Initial Public Offering where the purchase price (before any deductions of costs or fees associated with the Sale Event) of the Company equal or exceeds One Billion Two Hundred Million Dollars, Executive shall receive a Special Performance Bonus equal to One Million Dollars ($1,000,000.00). The Special Performance Bonus shall be payable by the Company within fifteen (15) days from the date the Initial Public Offering;

Additionally, the following language shall be added to the Original Employment Agreement as new section 2(d):

(d) Retention Bonuses. The Company has determined that certain key employees will be necessary to support a planned or unplanned Change in Control. Accordingly, and subject to the terms and conditions below, the Executive will be eligible to receive a “Retention Bonus” equal to 100% of their Base Salary due to a planned or unplanned Change in Control, or significant corporate reorganization (the “Event”), in addition to any other benefits set forth in this Agreement. Company shall notify Executive in writing of the planned Event and specific Retention Bonus given the Executive’s then-applicable Base Salary, along with expected contributions of the Executive for the transaction (the “Event Notification”). Except as otherwise provided herein, the Retention Bonus will be earned upon issuance of the Event Notification and provided the Executive (a) is in continuous employment during the Event, (b) remains in good standing with the Company during this period; and (c) meets their specific objectives relative to the Event as established in the Event Notification. The Retention Bonus shall be paid within thirty (30) days of the Event’s conclusion, subject to standard deductions and withholdings.1

(i) If the Executive incurs a termination of employment due to death at least 12 months after the Effective Date and before payment of the Retention Bonus, the Executive’s Beneficiary shall be paid a pro rata percentage of the payment that would become due at the end of the Change in Control event based on the date of the Executive’s death.

(ii) If the Executive incurs a termination of employment due to Disability at least 12 months after the Effective Date and before payment of the Retention Bonus, the Executive shall be paid a pro rata percentage of the payment that would become following the date of the Executive’s Disability, as follows:

(iii) If the Executive recovers from his or her Disability and returns to active employment with the Company prior to the first anniversary of his Disability, any Retention Bonus that was unpaid that occurred during the period of the Disability shall be paid on the first payroll date following the date on which the Executive returns to active employment provided that the Change in Control event has completed. In addition, the Executive will be treated as having been continuously employed by the Company during the period of his Disability.

Executive shall also be eligible for an additional bonus (the “Post Sale Retention Bonus”) equal to two times (2x) Executive’s Base Salary at the time of such Sale Event (the “Post Sale Retention Bonus Amount”) in the event the buyer offers Executive employment in excess of a six (6) month period following the Closing of the Sale Event and Executive accepts such employment (the “Post Sale Employment Term”); provided, however, Executive shall only receive the Post Sale Retention Bonus Amount ff Executive continues to be employed by the buyer after the Sale Event until the earlier of 1) the termination of the Post Sale Employment Term or, (2) when the buyer terminates Executive’s employment other than “For Cause” (the earlier of 1 or 2 being the “Post Sale Retention End Date”). Provided Executive has met the eligibility requirements of the previous sentence, the Post Sale Retention Bonus shall be payable within thirty (30) days from the Post Sale Retention End Date.

[1]	It is recognized that not every Event closes or is completed as expected. For the avoidance of doubt, the Company’s obligation to pay the Retention Bonus is established by virtue of issuing the Event Notification, even if the Event does not conclude as expected (i.e., a prospective buyer fails to close as established in a definitive purchase agreement or an ¡PO is pulled due to changes in market or business conditions).

2. No Further Changes. Except as expressly provided in this Amendment, the Original Employment Agreement, as amended, shall remain unmodified and in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal on the date first written above.

Rubicon Global Holdings, LLC, a Delaware limited liability company

By:	/s/ Nate Morris	(SEAL)
Name:	CEO Nate Morris
Title:	CEO

/s/ Phil Rodoni		(SEAL)
Phil Rodoni

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (this “Agreement”) is made and entered into on April 16, 2020 (the “Effective Date”), by and between Rubicon Technologies, LLC, a Delaware limited liability company (the “Company”), and Phil Rodoni, an individual (“Executive”) (Executive and the Company being the “Parties” to this Agreement) which amends that certain Employment Agreement entered into between Phil Rodoni and Rubicon Global dated November 17. 2016 as Amended on April 8, 2019 (the “Original Employment Agreement”).

Whereas, the Parties desire to enter into this Agreement in order to amend the Original Employment Agreement.

Whereas, the Parties desire to enter into this Agreement in order to ensure that Executive is fairly compensated; and

Whereas, Executive’s acknowledgments, agreements, promises, and representations in this Agreement inure to the benefit of not only the Company but also its Affiliates, successors and assigns;

In consideration of the promises and mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendments to the Agreement. Notwithstanding any provision in this Agreement to the contrary, the Parties agree Sections 2(e)(i) and (ii) of The Original Employment Agreement are deleted in their entirety and replaced with the following:

“(i) upon the completion of a Sale Event (as defined by the Operating Agreement) and provided the consideration paid by the buyer (before any deductions of costs or fees associated with the Sale Event) equals or exceeds One Billion Dollars($1,000,000,000) performance bonus equal to Four Million Five Hundred Thousand Dollars ($4,500,000) (“Special Performance Bonus”); if the amount of the consideration paid by the buyer (before any deductions of costs or fees associated with the Sale Event) equals or exceeds Two Billion Dollars ($2,000,000,000), Executive shall also receive an additional special bonus equal to Two Million Dollars ($2,000,000) (“Additional Special Bonus”). The Special Performance Bonus or Additional Special Bonus, if applicable, shall be payable by the Company within fifteen (15) days from the date of the Sale event. Executive must be employed by the Company at the time of the Sale Event to receive the Special Performance Bonus and Additional Special Bonus. Executive shall be dement to be employed by the Company on the date of the Sale Event if Executive was employed by the Company on the date the Company had initiated discussions with the buyer associated with the Sale Event and Executive was terminated by the Company prior to the date of the Sale Event; or

(ii) upon the completion of an Initial Public Offering and provided the value of the Company (before any deductions of costs or fees associated with the Initial Public Offering) equal or exceeds One Billion Dollars, Executive shall receive a Special Performance Bonus equal to Four Million Five Hundred Thousand Dollars ($4,500,000.00); if the value of the IPO (before any deductions of or fees associated with the initial Public Offering) equals at exceeds Two Billion Dollars ($2,000,000,000), Executive shall also receive an additional special bonus equal to Two Million Dollars ($2,000,000) (“Additional Special Bonus”). The Special Performance Bonus or Additional Special Bonus, if applicable, shall be payable by the Company within fifteen (15) days from the date of the Initial Public Offering. Executive must be employed by the Company at the time of the IPO to receive the Special Performance Bonus and Additional Special Bonus. Executive shall be deemed to be employed by the Company on the date of the IPO if Executive was employed by the Company on the date the Company had initiated discussion with an advisor to the IPO and Executive was terminated by the Company prior to the date the IPO.

2. No Further Changes. Except as expressly provided in this Amendment, the Original Employment Agreement, as amended, shall remain unmodified and in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Parties before have executed this Agreement under seal on the date first written above.

Rubicon Technologies, LLC, a Delaware limited liability company

By:	/s/ Nate Morris	(SEAL)
Name:	Nate Morris
Title:	CEO

/s/ Phil Rodoni		(SEAL)
Phil Rodoni

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (this “Agreement”) is made and entered into on August 4, 2020 (the “Effective Date”), by and between Rubicon Technologies, LLC, a Delaware limited liability company (the “Company”), and Phil Rodoni, an individual (“Executive”) (Executive and the Company being the “Parties” to this Agreement) which amends that certain Employment Agreement entered into between Phil Rodoni and Rubicon Global dated November 17, 2016 as Amended on April 8, 2019 and April 16, 2020 (the Original Employment Agreement”).

Whereas, the Parties desire to enter into this Agreement in order to amend the Original Employment Agreement.

Whereas, the Parties desire to enter into this Agreement in order to ensure that Executive is fairly compensated; and

Whereas. Executive’s acknowledgments, agreements, promises, and representations in this Agreement inure to the benefit of not only the Company but also its Affiliates, successors and assigns;

In consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendments to the Agreement. Notwithstanding any provision in this Agreement to the contrary, the Parties agree that “One million dollars ($1,000,000)” in the last sentence of Section 2(c)(iii) of The Original Employment Agreement shall be replaced with “Four Million Five Hundred Thousand Dollars ($4,500,000.00)”.

2. No Further Changes. Except as expressly provided in this Amendment, the Original Employment Agreement, as amended, shall remain unmodified and in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal on the date first written above.

Rubicon Technologies, LLC, a Delaware limited liability company

By:	/s/ Nathaniel R. Morris	(SEAL)
Name:	Nathaniel R. Morris
Title:	Chairman & CEO

/s/ Phil Rodoni		(SEAL)
Phil Rodoni

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourth Amendment to the Employment Agreement (this “Amendment”) is made and entered into on January 3, 2021 (the “Effective Date”), by and between Rubicon Technologies, LLC, a Delaware limited liability company (the “Company”), and Phil Rodoni, an individual (“Executive”) (Executive and the Company being the “Parties” to this Agreement) which amends that certain Employment Agreement entered into between Phil Rodoni and the Company dated November 17, 2016, as amended on April 8, 2019, April 16, 2020, and August 4, 2020 (the “Original Employment Agreement”).

RECITALS

WHEREAS, the Parties desire to enter into this Amendment in order to amend the Original Employment Agreement as set forth herein;

WHEREAS, the Parties desire to enter into this Amendment in order to ensure that Executive is fairly compensated; and

WHEREAS, Executive’s acknowledgments, agreements, promises, and representations in this Amendment inure to the benefit of not only the Company but also its Affiliates, successors and assigns;

NOW, THEREFORE, for and in consideration of good and valuable consideration, including the revocation of the Excess Award, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereto agree as follows:

1. Amendments to the Agreement. Notwithstanding any provision in this Amendment to the contrary, the Original Employment Agreement is hereby amended to delete Section 2(c) in its entirety and replace it with the following:

“Upon the completion of a Sale Event (as defined by the Operating Agreement) or upon a completion of an Initial Public Offering, Executive shall receive a special performance bonus equal to Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Special Performance Bonus”). The amount of the Special Performance Bonus paid to Executive shall be grossed up for any state, federal and payroll taxes that may be due as a result of the Special Performance Bonus such that the net amount of the Special Performance Bonus after subtracting all applicable taxes shall equal Six Million Five Hundred Thousand Dollars ($6,500,000). The Special Performance Bonus shall be payable by the Company within fifteen (15) days from the date of the Sale Event or IPO, as applicable. Executive must be employed by the Company at the time of the Sale Event or IPO, as applicable, to receive the Special Performance Bonus. Executive shall be deemed to be employed by the Company on the date of the Sale Event or IPO, as applicable, if Executive was employed by the Company on the date the Company had initiated discussions with the buyer associated with the Sale Event or an advisor to the IPO, as applicable, and Executive was terminated by the Company prior to the date of the Sale Event or IPO, as applicable.”

2. No Further Changes. Except as expressly provided in this Amendment, the Original Employment Agreement, as amended, shall remain unmodified and in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment under seal on the date first written above.

Rubicon Technologies, LLC, a Delaware limited liability company

By:	/s/ Nathaniel R. Morris	(SEAL)
Name:	NATHANIEL R. MORRIS
Title:	CHAIRMAN AND CEO

/s/ Phil Rodoni		(SEAL)
Phil Rodoni

[Signature Page to Fourth Amendment to Employment Agreement]

FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fifth Amendment to the Employment Agreement (this “Agreement”) is made and entered into on February 3, 2021 (the “Effective Date”), by and between Rubicon Technologies, LLC, a Delaware limited liability company (the “Company”), and Phil Rodoni, an individual (“Executive”) (Executive and the Company being the “Parties” to this Agreement) which amends that certain Employment Agreement entered into between Executive and the Company dated November 17, 2016, as amended on April 20, 2019, April 16, 2020, August 4, 2020, and January 3, 2021 (collectively, the “Original Employment Agreement”).

RECITALS

WHEREAS, the Parties desire to enter into this Agreement in order to amend the Original Employment Agreement as set forth herein;

NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties agree as follows:

1. Amendments to the Agreement. The Original Employment Agreement is hereby amended as follows:

a.	All references to Change of Control in Section 2(d) are deleted and replaced with “Sale Event”;

b.	All references to “IPO” and “Initial Public Offering” shall have the meaning ascribed to “Initial Public Offering” in the Operating Agreement;

c.	A publicly traded special purpose acquisition company or other similar vehicle (or in either case, a subsidiary thereof) shall constitute an “IPO Entity” as defined in the Operating Agreement;

d.	A Sale Event includes a transaction pursuant to which a special purpose acquisition company or other similar vehicle (or, in either case, a subsidiary thereof) acquires ownership of the Company or its operating subsidiaries, whether by merger, purchase or otherwise;

2. No Further Changes. Except as expressly provided in this Amendment, the Original Employment Agreement, as amended, shall remain unmodified and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal on the date first written above.

RUBICON TECHNOLOGIES, LLC, a Delaware limited liability company

By:	/s/ Nathaniel R. Morris	(SEAL)
Nathaniel R. Morris,
Chief Executive Officer

/s/ Phil Rodoni		(SEAL)
Phil Rodoni

[Signature Page to Fifth Amendment to Employment Agreement]

SIXTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Sixth Amendment to the Employment Agreement (this “Agreement”) is made and entered into on _November 30, 2021, by Rubicon Technologies, LLC, a Delaware limited liability company (the “Company”), and Phil Rodoni, an individual (“Executive”) (Executive and the Company being the “Parties” to this Agreement) which amends that certain Employment Agreement entered into between Executive and the Company dated November 17, 2016, as amended on April 20, 2019, April 16, 2020, August 4, 2020, January 3, 2021, and February 3, 2021 (collectively, the “Original Employment Agreement”).

RECITALS

WHEREAS, the Parties desire to enter into this Agreement in order to amend the Original Employment Agreement as set forth herein;

NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties agree as follows:

1. Amendments to the Agreement. The Original Employment Agreement is hereby amended as follows:

a.	Section 2(c) is amended to include the following:

“Company shall have the right, in its sole discretion, to pay the Special Performance Bonus in cash or equity, or any combination thereof. To the extent the Special Performance Bonus is paid in equity, the Company shall use commercially reasonable good faith efforts to structure the equity in a tax efficient manner for Executive, subject to provisions of applicable law. Additionally, for any portion of the Special Performance Bonus that is paid in equity, Executive shall receive equity in an amount equal to the cash Executive would have received had the Special Performance Bonus been paid in cash, including any gross up for taxes, multiplied by 1.15. For avoidance of doubt, the Special Performance Bonus is a one (1) time payment.”

b.	The final paragraph of Section 2(d) addressing the Post Sale Retention Bonus is hereby deleted in its entirety and replaced with the following:

“Executive shall be eligible for a one (1) time additional bonus equal to two times (2x) Executive’s Base Salary as of December 31, 2021 (the “Post Sale Retention Bonus”) in the event Executive remains employed by the Company or its successor following the Closing of the Sale Event or IPO, as applicable. Executive shall be deemed to have earned the Post Sale Retention Bonus, subject to all applicable withholding obligations, in the event Executive remains employed by the Company or its successor for any period of time from and after closing of the Sale Event or IPO. The Post Sale Retention Bonus shall be paid to Executive within fifteen (15) days after the closing of the Sale Event or IPO, as applicable.”

c.	The following language shall be added as the last two sentences of the main, initial paragraph of Section 2(d):

“As used in this Section 2(d), “Base Salary” means Executive’s Base Salary as of December 31, 2021. For avoidance of doubt, the Retention Bonus is a one (1) time payment.”

d.	The following language shall be inserted as a new Section 10(m) of the Original Agreement:

“Indemnification. Executive shall be indemnified and held harmless by the Company to the maximum extent permitted by applicable law from and against all claims, demands, liabilities, and expenses arising out of any management of the Company’s affairs. The Company shall advance to Executive the reasonable and documented expenses incurred by Executive in connection with defending, responding to, or investigating any claim or demand for which the Executive shall be indemnified and held harmless by the Company pursuant to this Section 10(m). This indemnification and expense provision is in addition to any insurance maintained by the Company.”

2. No Further Changes. Except as expressly provided in this Agreement, the Original Employment Agreement, as amended, shall remain unmodified and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal on the date first written above.

RUBICON TECHNOLOGIES, LLC, a Delaware limited liability company

By:	/s/ Nate Morris	(SEAL)
Nathaniel R. Morris,
Chief Executive Officer

(SEAL)
Phil Rodoni

[Signature Page to Sixth Amendment to Employment Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal on the date first written above.

RUBICON TECHNOLOGIES, LLC, a Delaware limited liability company

By:	(SEAL)
Nathaniel R. Morris,
Chief Executive Officer

/s/ Phil Rodoni	(SEAL)
Phil Rodoni

[Signature Page to Sixth Amendment to Employment Agreement]